Personal and Confidential                              August 6, 1996

Mr. David G. Phillips
Executive Vice President
Prime Retail, L.P.
100 East Pratt Street
19th Floor
Baltimore, MD 21202

RE:  Grant of Option

Dear David,

The purpose of this letter is to summarize the terms and conditions of our agreement to grant you an option to purchase 100,000 limited partnership units (the "Units") in Prime Retail, L.P. from The Prime Group, Inc. This option to purchase the Units is subject to the following terms and conditions:

               Option Price:           $1,200,000 ($12.00 per Unit), payable
                                       in cash at the closing.

               Exercise Date:          The option must be exercised in writing
                                       on or before December 31, 1999, with a
                                       closing to occur within sixty days
                                       thereafter.

               Forfeiture              of Option: The option shall be forfeited,
                                       whether or not exercised, in the event your employment with Prime Retail, Inc.
                                       (the "Company") is voluntarily terminated by you for any reason, or terminated by the Company for cause at any time prior to December 31, 1999.

               Early Termination:      In the  event  of your death or a final
                                       determination of permanent disability,
                                       you or your estate shall have sixty (60) days thereafter to exercise the option, with a closing to occur sixty (60) days after the date of exercise. In the event of a failure to so exercise, the option shall terminate.

               Non-Assignability:      This option is being granted in
                                       consideration of your continued and
                                       continuous employment by the Company and in recognition of your future services and dedication to the Company. As a result, this option is exclusive to you and non-assignable.

               Incentive Clause:       If at any time prior to December 31,
                                       1999, the market price of the common
                                       stock of the Company (NASDAQ:PRME) equals or exceeds $25.00 per share, and remains at said level for no less than ninety
                                       (90) consecutive days, then the option
                                       price shall be reduced by fifty percent
                                       (50.0%).

I believe the foregoing accurately reflects our mutual understanding based on our meeting last March. If you agree, please acknowledge both copies of this letter and return one copy to my attention in Chicago.

                                             Very truly yours,

                                             /s/ Michael W. Reschke
Accepted:
By:       /s/ David G. Phillips
          ---------------------

Date:     June 27, 1997
          ---------------------

CC:       Robert J. Rudnik
          Abraham Rosenthal
          William H. Carpenter, Jr.
          Alan C. Schroeder